Exhibit 99.1

Cellectar Biosciences Satisfies All Nasdaq Listing Criteria

MADISON, Wis., May 16, 2016 (GLOBE NEWSWIRE) -- Cellectar Biosciences, Inc. (Nasdaq:CLRB) ("Cellectar" or the "company"), an oncology-focused biotechnology company, announces today that on May 16, 2016, Nasdaq issued a determination that the company has evidenced compliance with all requirements for continued listing on The Nasdaq Capital Market and, accordingly, the listing qualifications matter has been closed.

This decision follows the Nasdaq Listing Qualifications Panel’s recent determination granting the company’s request for continued listing of its common stock on The Nasdaq Capital Market, contingent upon evidence of compliance with the minimum stockholders’ equity requirement.

"The panel's decision reflects Cellectar's efforts to comply with all requirements for continued listing on The Nasdaq Capital Market," said Jim Caruso, president and CEO of Cellectar Biosciences. "We believe that our listing on Nasdaq provides important benefits for our stockholders and for the future growth of the company."

About Cellectar Biosciences, Inc.

Cellectar Biosciences is developing phospholipid drug conjugates (PDCs) designed to provide cancer targeted delivery of diverse oncologic payloads to a broad range of cancers and cancer stem cells. Cellectar's PDC Delivery Platform is based on the company's proprietary phospholipid ether analogs. These novel small-molecules have demonstrated highly selective uptake and retention in a broad range of cancers. Cellectar's PDC pipeline includes product candidates for cancer therapy and cancer diagnostic imaging. The company's lead therapeutic PDC, CLR 131, utilizes iodine-131, a cytotoxic radioisotope, as its payload. CLR 131 is currently being evaluated under an orphan drug designated Phase 1 study in patients with relapsed or refractory multiple myeloma. The company is also developing PDCs for targeted delivery of chemotherapeutics such as paclitaxel (CLR 1602-PTX), a preclinical stage product candidate, and plans to expand its PDC chemotherapeutic pipeline through both in-house and collaborative R&D efforts. For additional information please visit www.cellectarbiosciences.com.

This news release contains forward-looking statements. You can identify these statements by our use of words such as "may," "expect," "believe," "anticipate," "intend," "could," "estimate," "continue," "plans," or their negatives or cognates. These statements are only estimates and predictions and are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. These statements are based on our current beliefs and expectations as to such future outcomes. Drug discovery and development involve a high degree of risk. Factors that might cause such a material difference include, among others, uncertainties related to the ability to raise additional capital, uncertainties related to the ability to attract and retain partners for our technologies, the identification of lead compounds, the successful preclinical development thereof, the completion of clinical trials, the FDA review process and other government regulation, our pharmaceutical collaborators' ability to successfully develop and commercialize drug candidates, competition from other pharmaceutical companies, product pricing and third-party reimbursement. A complete description of risks and uncertainties related to our business is contained in our periodic reports filed with the Securities and Exchange Commission including our Form 10-K for the year ended December 31, 2015. These forward-looking statements are made only as of the date hereof, and we disclaim any obligation to update any such forward-looking statements.

INVESTOR AND MEDIA CONTACT:

Jules Abraham

JQA Partners

917-885-7378

jabraham@jqapartners.com